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                                                                       EXHIBIT 8





                     [LETTERHEAD OF GREENBERG TRAURIG, P.A.]


                                  [TAX OPINION]



                                November 3, 2003


Board of Directors                          Board of Directors
Summit Financial Services Group, Inc.       Summit Brokerage Services, Inc.
980 North Federal Highway, Suite 310        980 North Federal Highway, Suite 310
Boca Raton, Florida 33432                   Boca Raton, Florida 33432

Re: Formation of Summit Financial Services Group, Inc. and acquisition by Summit Financial Services Group, Inc. of the outstanding capital stock of Summit Brokerage Services, Inc.

Board of Directors:

         At your request, we have acted as special tax counsel to SUMMIT BROKERAGE SERVICES, INC., a Florida corporation (the "company" or "Summit Brokerage"), SUMMIT FINANCIAL SERVICES GROUP, INC., a Florida corporation (formerly known as Summit Financial Holding Group, Inc.) (the "Holding Company" or "Summit Financial Services"), and SUMMIT TRANSITORY SUB, INC., a wholly-owned subsidiary of the Holding Company and a Florida corporation (the "Merger Sub") in connection with the transactions contemplated by that certain Agreement and Plan of Merger, by and between the company and the Holding Company, dated July 17, 2003 (the "Merger Agreement") and as more particularly described in that certain Registration Statement on From S-4, dated September 15, 2003 (the "Registration Statement"). In particular, the Merger Agreement and the Registration Statement contemplate the merger of the Merger Sub into the company, with the company being the surviving corporation (the "Merger"). This opinion letter is being issued in accordance with the provisions of Section 6.5 of the Merger Agreement. All capitalized terms not otherwise defined in this letter shall have the meanings given such terms in the Merger Agreement or the Registration Statement.

         In rendering the following opinions, we have relied, with your approval, as to factual matters that affect our opinions, solely upon our examination of the following documents and the stated factual assumptions contained within this opinion letter, and have made no independent verification of the facts asserted to be true and correct in those documents:

         i.       The Merger Agreement.

         ii.      The Registration Statement.

         In connection with the Merger Agreement and the Registration Statement, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies.

         The Merger Agreement and the Registration Statement indicate that the reorganization of the company will be accomplished by causing the Holding Company to become the sole shareholder of

                                  Exhibit 8-1



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Merger Sub and then merging Merger Sub into the company. The shareholders of the company shall be entitled to receive one (1) share of Holding Company common stock, for each share of company common stock, surrendered and exchanged therefor, and one (1) share of Holding Company preferred stock for each share of company preferred stock surrendered in exchange therefore. The Holding Company will then become the sole shareholder of the company. Any holder of shares of the company common stock or preferred stock who exercises his/her dissenters' rights under Sections 607.1301 through 607.1320 of the Florida Business Corporations Act will receive payment in cash of the value of his/her shares of the company common stock.

         In addition to the assumptions contained in the above listed documents, we have, with your consent, assumed the following additional facts to be true and correct:

         1. The fair market value of the Holding Company's stock will be approximately equal to the fair market value of the company's stock surrendered in the exchange.

         2. There is no plan or intention by the shareholders of the company to sell, exchange, or otherwise dispose of a number of shares of Holding Company's stock received in the transaction that would reduce such shareholders ownership of the Holding Company and result in the former shareholders of the company losing control of the Holding Company within the meaning of
                  Section 368(c) of the Code.

         3. Following the Merger, the Holding Company has no intention to issue additional shares of stock that will result in the former shareholders of the company losing control of the Holding Company within the meaning of Section 368(c) of the Code.

         4. The Holding Company has no plan or intention to liquidate the company; to merge the company with or into another corporation; to sell or otherwise dispose of the stock of the company; or to cause the company to sell or otherwise dispose of any other of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the company.

         5. There is no intercorporate indebtedness existing between the Holding Company and the company that was issued, acquired, or will be settled at a discount.

         6. None of the compensation received by any shareholder-employees of the company will be separate consideration for or allocable to, any of their shares of the company; none of the shares of the Holding Company stock received by any shareholder-employees will be separate consideration for or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts to third parties bargaining at arms length for similar services.

         Based on the foregoing, and subject to the qualifications and limitations stated in this letter and in the Report, we are of the opinion that:

         (1) The formation of Merger Sub and its merger with and into Summit Brokerage will be disregarded for federal income tax purpose and the transaction will be treated as a transfer to Summit Financial Services by the shareholders of all of their shares of common stock and preferred stock solely in exchange for all of the outstanding shares of Summit Financial Services common stock and Summit Financial Services preferred stock.

                                  Exhibit 8-2
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         (2)      No gain or loss will be recognized by the shareholders of
                  Summit Brokerage who transferred their common stock and preferred stock to Summit Financial Services solely in exchange for Summit Financial Services common stock and Summit Financial Services preferred stock.

         (3) The basis of the Summit Financial Services common stock and Summit Financial Services preferred stock to be received by each shareholder of Summit Brokerage will be the same as the basis of the Summit Brokerage common stock and Summit Brokerage preferred stock surrendered in exchange therefor.

         (4) The holding period of the Summit Financial Services common stock and Summit Financial Services preferred stock in the hands of each shareholder will include the period during which the Summit Brokerage stock surrendered in exchange therefor was held, provided such Summit Brokerage stock was a capital asset at the time of the exchange.


         This opinion letter addresses the material tax consequences of the Merger Agreement to the shareholders of Summit Brokerage. The opinions of Greenberg Traurig, P.A., as set forth above, are based upon the assumption that the Summit Brokerage preferred stock surrendered and the Summit Financial Services preferred stock received in the transaction does not constitute "non-qualified preferred stock" as defined in Section 351(g)(2) of the Code. If such preferred stock does constitute "non-qualified preferred stock" as so defined, the tax consequences to those shareholders that surrender Summit Brokerage preferred stock in exchange for Summit Financial Services preferred stock may be materially different than set forth above. In particular:


         (1) Those shareholders who surrender only Summit Brokerage preferred stock in exchange for Summit Financial Services preferred stock and do not surrender any Summit Brokerage common stock or receive any Summit Financial Services common stock will recognize gain or loss on the exchange in an amount equal to the difference between the fair market value of the Summit Financial Services preferred stock received and their adjusted basis for tax purposes in the Summit Brokerage preferred stock surrendered.

         (2) Those shareholders who surrender both Summit Brokerage common stock and preferred stock in exchange for Summit Financial Services common and preferred stock, will recognize gain in the amount equal to the lesser of the excess of the aggregate fair market value of the Summit Financial Services common and preferred stock received over the aggregate basis of the Summit Brokerage common and preferred stock surrendered or the fair market value of the Summit Financial Services preferred stock received. In no event, will such holders recognize loss. The Summit Financial Services common stock received will be equal to the basis in the Summit Brokerage common stock surrendered plus any gain recognized on the transaction, and the basis in the Summit Financial Services preferred stock received will be equal to the fair market value of such preferred stock. The holding period of the Summit Financial Services common stock received will include the holding period in the Summit Brokerage common stock surrendered, and the holding period of the Summit Financial Services preferred stock received will begin as of the date of receipt thereof.

         We are licensed to practice law in the State of Florida. The opinions set forth herein are based solely on and are limited in all respects to the substantive laws of the State of Florida and the Federal Laws of the United States in force and effect on the date hereof. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction. We assume no obligation to

                                  Exhibit 8-3

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supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts which might change the opinions expressed herein after the date hereof. This opinion letter is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. We express no opinions as to any matter other than as expressly set forth above, and no other opinion is intended to be implied nor should be inferred therefrom. This opinion letter is rendered solely for the benefit of Summit Brokerage, Summit Financial Services, and their respective shareholders, and is rendered solely in connection with the consummation of the Merger. This opinion may not be relied upon by any other party without our prior written consent, and may be relied upon by Summit Brokerage, Summit Financial Services, and their respective shareholders only in connection with the consummation of the Merger, and may not be used or relied upon by or published or communicated to any other person for any purpose whatsoever without in each instance our prior written consent.

                                                     Very truly yours,


                                                     /s/ GREENBERG TRAURIG, P.A.


                                  Exhibit 8-4